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                                                                                                             Exhibit 12.2


Gables Realty Limited Partnership
Calculation of Ratios of Earnings to Combined Fixed Charges
 and Preferred Dividends
Dollars in Thousands


                                                Three months
                                                   ended                         Years ended December 31,
                                                 March 31,      ---------------------------------------------------------
                                                    2002           2001        2000        1999        1998        1997
                                                 ------------------------------------------------------------------------
Net income from continuing operations before
 gain on sale of real estate assets,
 unusual items, and extraordinary items          $  8,779        $ 40,840    $ 44,471    $ 46,885    $ 40,819    $ 31,931
                                                 ------------------------------------------------------------------------
Plus Fixed Charges:
 Interest expense and credit enhancement fees      10,281          44,690      45,539      44,259      39,974      25,313
 Interest capitalized                               2,423           8,844       8,858       7,725       8,737       5,161
 Loan cost amortization expense                       257           1,038         895         919         984         992
 Loan cost amortization capitalized                    57             204         196         192         227         182
 Preferred dividends                                3,521          14,083      14,083      14,083      10,252       4,163
                                                 ------------------------------------------------------------------------

Total Fixed Charges (1)                          $ 16,539        $ 68,859    $ 69,571    $ 67,178    $ 60,174    $ 35,811

Less:
 Interest capitalized                               2,423           8,844       8,858       7,725       8,737       5,161
 Loan cost amortization capitalized                    57             204         196         192         227         182
                                                 ------------------------------------------------------------------------

Adjusted Earnings (2)                            $ 22,838        $100,651    $104,988    $106,146    $ 92,029    $ 62,399
                                                 ------------------------------------------------------------------------

Ratio (2 divided by 1)                               1.38x           1.46x       1.51x       1.58x       1.53x       1.74x
                                                 ========================================================================
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